UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 2, 2012

Date of Report (Date of earliest event reported)

Rouse Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35287	90-0750824
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

114 Avenue of the Americas, Suite 2800, New York, NY	10110
(Address of principal executive offices)	(Zip Code)

(212) 608-5108

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 2, 2012, Andrew Silberfein was appointed President and Chief Executive Officer of Rouse Properties, Inc. (“Rouse”).  Sandeep Mathrani resigned as Chief Executive Officer of Rouse effective as of the same date.  Mr. Silberfein will receive annual base compensation of $750,000 and a signing bonus of $1,200,000, payable in cash or stock, at the election of Mr. Silberfein.  Mr. Silberfein will have a target annual cash bonus equal to 100% of his base salary, with a guaranteed bonus of $750,000 for 2012.

Pursuant to his employment agreement, Mr. Silberfein will receive a one-time initial award of $1,900,000 payable in restricted shares of Rouse’s Common Stock (the “signing restricted stock”). Such restricted shares will vest in three equal annual installments on each of the first three anniversaries of the commencement date of Mr. Silberfein’s employment. Mr. Silberfein will receive a one-time award of options (the “signing options”) to acquire a number of shares of Rouse’s Common Stock equal to the number obtained by dividing $10,000,000 by the closing price per share of Rouse’s Common Stock on the date of grant. The signing options will vest in five equal annual installments on each of the first five anniversaries of the commencement date of Mr. Silberfein’s employment. In addition, Mr. Silberfein will be entitled to receive annual stock option awards, beginning in 2013, subject to the satisfaction of performance measures and other criteria. Such annual awards will be based on the number of shares obtained by dividing (i) three times Mr. Silberfein’s base salary by (ii) the closing price per share of Rouse’s Common Stock on the date of the grant. Such annual stock option awards will vest in five annual installments on each of the first five anniversaries of the applicable award date of Mr. Silberfein’s employment.

In the event that Mr. Silberfein is terminated by Rouse without cause or resigns for good reason, Mr. Silberfein will be entitled to receive the following: (i) two times the sum of his base salary and target annual cash bonus; (ii) any earned by unpaid annual cash bonus related to a fiscal year prior to the year of termination; (iii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; (iv) immediate vesting of any unvested portion of the signing restricted stock; and (v) up to 18 months of welfare benefit continuation at the active employee rate. In the event that Mr. Silberfein is terminated due to death or disability, he will be entitled to the following: (i) any earned but unpaid annual cash bonus relating to a fiscal year prior to the year of termination; (ii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs and; (iii) immediate vesting of any unvested portion of the signing restricted stock. Pursuant to a letter agreement between Rouse and Mr. Silberfein, in the event that Mr. Silberfein is terminated by Rouse without cause, the portion of his signing options, if any, that would have vested during the one year period following the termination date shall vest on the termination date.

Prior to joining Rouse, Mr. Silberfein, 47, was Executive Vice President—Retail and Finance for Forest City Ratner Companies, where he was employed from 1995 to 2011. Prior to joining Forest City Ratner Companies, from 1989 to 1995, Mr. Silberfein was a Senior Vice President of Sanford Nalitt and Associates, a firm focused on the development of supermarket and discount department store anchored shopping centers along the east coast of the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROUSE PROPERTIES, INC.

	By:	/s/ Stacie L. Herron
Stacie L. Herron
Vice President and Secretary

Date: January 4, 2012